Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 22, 2010, except for net loss per share information discussed in Note 1 and segment information discussed in Note 13, as to which the date is September 30, 2010, relating to the financial statements and financial statement schedule of ArborGen, LLC, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary Consolidated Financial Data” and “Selected Consolidated Financial Data” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Spartanburg, South Carolina
September 30, 2010